Exhibit 1.2
Crystallex International Corporation
Consolidated Financial Statements
December 31, 2008 and 2007

Crystallex International Corporation
RESPONSIBILITY FOR FINANCIAL REPORTING
The consolidated financial statements of Crystallex International Corporation (the “Company”) and all of the information included in this annual report are the responsibility of the management of the Company and have been approved by the Company’s Board of Directors. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and reflect management’s best estimate and judgement based on currently available information. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances.
The Board of Directors which, among other things, is responsible for the consolidated financial statements of the Company, delegates to management the responsibility for the preparation of the financial statements and internal controls. The Board of Directors delegates to the Audit Committee the responsibility for ensuring that management fulfils its responsibilities in respect of financial reporting and internal control. Each year the shareholders appoint independent auditors to audit and report directly to them on the financial statements.
The Company’s Audit Committee is appointed by the Board of Directors annually and is currently comprised of three independent directors. The Committee meets regularly with management and with the independent auditors to satisfy itself that each group is properly discharging its responsibilities and to review the financial statements and the independent auditors’ report. PricewaterhouseCoopers LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee. The Audit Committee reports its findings to the Board of Directors for consideration in approving the financial statements for issuance to the shareholders.
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting and has designed such internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation to United States generally accepted accounting principles.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
The Company performed an evaluation, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s internal control over financial reporting as at December 31, 2008, including steps taken by the Company in 2008 to remediate material weaknesses identified as at December 31, 2007. Based on this evaluation, management has concluded that such internal control over financial reporting was effective as at December 31, 2008. This assessment was based on the criteria set forth in “Internal Control–Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
The remediation of material weaknesses in internal controls identified as at December 31, 2007 is detailed in Management’s Discussion and Analysis for the year ended December 31, 2008.
The effectiveness of internal control over financial reporting as at December 31, 2008 has been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report that appears herein.

Crystallex International Corporation
MANAGEMENT’S REPORT ON DISCLOSURE CONTROLS AND PROCEDURES
The Company performed an evaluation, under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures. Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that such disclosure controls and procedures were effective as at December 31, 2008.

“Johan van’t Hof”	“Robert Fung”	“Hemdat Sawh”
Chairman of the Audit Committee	Chief Executive Officer	Chief Financial Officer

Crystallex International Corporation
INDEPENDENT AUDITORS’ REPORT
To the Shareholders of Crystallex International Corporation
We have completed integrated audits of Crystallex International Corporation’s 2008 and 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.
Consolidated financial statements
We have audited the accompanying consolidated balance sheets of Crystallex International Corporation (the Company) as at December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, comprehensive loss and deficit, cash flows and shareholders’ equity for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and December 31, 2007 and the results of its operations and its cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.
Internal control over financial reporting
We have also audited Crystallex International Corporation’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Crystallex International Corporation
INDEPENDENT AUDITORS’ REPORT (continued)
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, ON, Canada
March 31, 2009
Comments by Auditors for US Readers on Canada-US Reporting Difference
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the shareholders dated March 31, 2009 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the consolidated financial statements.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, ON, Canada
March 31, 2009

Crystallex International Corporation
Consolidated Balance Sheets
As at December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

	2008	2007

Assets

Current
Cash and cash equivalents (Note 9)	$34,520	$16,065
Accounts receivable	172	182
Prepaid expenses, deposits and other assets	1,145	604
Discontinued operations (Note 4)	1,689	4,505

	37,526	21,356

Property, plant and equipment (Note 5)	343,652	317,179
Other	1,286	705

	$382,464	$339,240

Liabilities

Current
Accounts payable and accrued liabilities	$7,767	$9,853
Discontinued operations (Note 4)	3,494	1,582

	11,261	11,435

Notes payable (Note 6)	86,746	83,291
Discontinued operations — asset retirement obligations (Note 4)	—	1,864
Future income taxes (Note 8)	16,661	14,243

	114,668	110,833

Shareholders’ equity

Share capital (Note 7)	561,751	503,489
Contributed surplus	33,971	27,124
Accumulated other comprehensive income	11,959	11,959
Deficit	(339,885)	(314,165)

	267,796	228,407

	$382,464	$339,240

Nature of operations and going concern (Note 1)
Commitments and contingencies (Note 11)
Approved on behalf of the Board of Directors

“Robert Fung”, Director	“Johan van’t Hof”, Director
The accompanying notes are an integral part of the consolidated financial statements.

Crystallex International Corporation
Consolidated Statements of Operations, Comprehensive Loss and Deficit
Years ended December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

	2008	2007

(Expenses) income
General and administrative	$(13,349)	$(21,738)
Interest on debt	(12,830)	(12,595)
Foreign exchange gain	2,115	11,072
Amortization of property, plant and equipment	(77)	(63)
Gain on sale of equipment	1,751	—
Interest and other income	583	1,094

Loss from continuing operations	(21,807)	(22,230)

Loss from discontinued operations, net of tax (Note 4)	(3,913)	(8,221)

Net loss and comprehensive loss	(25,720)	(30,451)

Deficit, beginning of year	(314,165)	(283,714)

Deficit, end of year	$(339,885)	$(314,165)

Loss per share from continuing operations
– Basic and diluted	$(0.07)	$(0.09)

Loss per share
– Basic and diluted	$(0.09)	$(0.12)

Weighted average number of shares outstanding	290,958,931	256,668,551

The accompanying notes are an integral part of the consolidated financial statements.

Crystallex International Corporation
Consolidated Statements of Cash Flows
Years ended December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

	2008	2007

Cash flows from (used in) operating activities
Loss from continuing operations for the year	$(21,807)	$(22,230)
Items not affecting cash:
Amortization	77	63
Interest accretion on debt	3,455	3,567
Stock-based compensation	496	3,112
Directors’ fees paid in shares	254	148
Unrealized gain on translation of future income taxes	(808)	(14,322)
Unrealized foreign exchange (gain) loss	(135)	2,275
Gain on sale of equipment	(1,751)	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	62	1
Increase in prepaid expenses, deposits and other assets	(533)	(1,794)
Decrease in accounts payable and accrued liabilities	(2,085)	(213)

	(22,775)	(29,393)

Cash flows from (used in) investing activities
Investment in property, plant and equipment	(28,097)	(26,893)
Proceeds from sale of equipment	6,039	—

	(22,058)	(26,893)

Cash flows from (used in) financing activities
Issuance of common shares	64,326	52,792
Debt repayments	—	(1,472)

	64,326	51,320

Increase (decrease) in cash and cash equivalents from continuing operations	19,493	(4,966)

Decrease in cash and cash equivalents from discontinued operations (Note 4)	(1,049)	(7,021)

Effects of exchange rate fluctuations on cash	11	(521)

Cash and cash equivalents, beginning of year	16,065	28,573

Cash and cash equivalents, end of year	$34,520	$16,065

Supplemental disclosures with respect to cash flows (Note 9)
The accompanying notes are an integral part of the consolidated financial statements.

Crystallex International Corporation
Consolidated Statements of Shareholders’ Equity
Years ended December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

	Number of		Number of		Accumulated other
	common shares		warrants	Contributed	comprehensive
	(thousands)	Amount	(thousands)	surplus	income	Deficit		Total

Balance at December 31, 2006	245,424	$448,101	18,688	$23,135	$11,959	$(283,714)		$199,481
Shares issued
Public offering	14,375	50,701	—	—	—	—		50,701
Exercise of options	859	1,622	—	(412)	—	—		1,210
Settlement of promissory note	461	1,800	—	—	—	—		1,800
Exercise of warrants	502	1,117	(502)	(236)	—	—		881
Directors’ fees	38	148	—	—	—	—		148
Stock-based compensation	—	—	—	4,637	—	—		4,637
Loss for the year	—	—	—	—	—	(30,451)		(30,451)

Balance at December 31, 2007	261,659	$503,489	18,186	$27,124	$11,959	$(314,165)		$228,407
Shares issued
Public offering	32,890	57,730	16,445	6,414	—	—		64,144
Exercise of options	96	278	—	(96)	—	—		182
Directors’ fees	173	254	—	—	—	—		254
Warrants expired	—	—	(5,936)	—	—	—		—
Stock-based compensation	—	—	—	529	—	—		529
Loss for the year	—	—	—	—	—	(25,720)		(25,720)

Balance at December 31, 2008	294,818	$561,751	28,695	$33,971	$11,959	$(339,885	)(1)	$267,796

(1)	Includes total comprehensive deficit for the twelve months ended December 31, 2008 of $327,926 (2007 — $302,206)
The accompanying notes are an integral part of the consolidated financial statements.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

1.	Nature of operations and going concern

Crystallex International Corporation (“Crystallex” or the “Company”) is engaged in the development of gold properties in Venezuela.

(a) Background

The Company’s principal asset is the Las Cristinas project, currently under pre-development in Venezuela. On September 17, 2002, the Company entered into a non-assignable Mine Operating Contract (the “Mine Operating Contract”) with the Corporación Venezolana de Guayana (“CVG”), acting under the authority of the Ministry of Energy and Mines of Venezuela, pursuant to Venezuelan mining law, under which the Company was granted the exclusive right to explore, develop and exploit the Las Cristinas 4, 5, 6 and 7 properties including the processing of gold for its subsequent commercialization and sale.

The Company is currently awaiting the decision of the Venezuelan Ministry of the Environment and Natural Resources (“MinAmb”) for the issuance of the Authorization to Affect Natural Resources (the “Permit”) to commence construction at Las Cristinas.

The construction and ultimate commencement of commercial production at Las Cristinas are dependent upon receipt of the Permit which will allow management to proceed to put in place financing to fund construction. In addition, the Las Cristinas project is subject to sovereign risk, including political and economic instability, changes in existing government regulations, government regulations relating to mining which may withhold the receipt of required permits, as well as currency fluctuations and local inflation. The April 2008 communication from the Director General of Permits at MinAmb and subsequent denial of the Company’s appeal, followed by an appeal to the Minister of MinAmb in June 2008 with no decision being received to date, demonstrate the significant risks that the Las Cristinas project faces. The Company, nonetheless, has made specific decisions to continue to meet its obligations under the Mine Operating Contract and in March 2009 received confirmation from the CVG that the Mine Operating Contract remains in full force and effect which provides the Company with continued control over the Las Cristinas project. These risks may adversely affect the investment and may result in the impairment or loss of all or part of the Company’s investment which could be material.

(b) Basis of presentation and going concern

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and on the going concern basis of accounting which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management has considered all available information in assessing the Company’s ability to continue as a going concern and satisfy its obligations as they fall due in the normal course of business, which is at least, but is not limited to, having sufficient cash resources to fund twelve months of operations from the balance sheet date.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

1.	Nature of operations and going concern (continued)

As at December 31, 2008, the Company has positive working capital of $26,265 including cash and cash equivalents of $34,520. Management estimates that these funds will be sufficient to meet the Company’s obligations and budgeted expenditures at least until December 31, 2009, but may not be sufficient to cover its obligations falling due in January 2010. This uncertainty raises substantial doubt as to the validity of the going concern basis of accounting.

The anticipated funding shortfall may be met in the future in a number of ways including a future liquidity event. Accordingly, the Company has a number of financing options available to generate sufficient cash to fund ongoing operations and service its debt requirements as they come due in order to meet such a test in the future including, but not limited to, the following:
(a) sale of equity securities
(b) further expenditure reductions
(c) introduction of joint venture partners
(d) negotiated settlement with its note holders to reduce, eliminate or otherwise decrease its obligations, particularly interest costs.
There is, however, no assurance that these sources of funding or initiatives will be available to the Company, or that they will be available on terms which are acceptable to the Company. Accordingly, these financial statements do not reflect the adjustments to the carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used, that would be necessary should the Company be unable to continue as a going concern in the normal course of operations. Such adjustments could be material.

2.	Significant accounting policies

The principal accounting policies followed by the Company, which have been consistently applied in the preparation of these consolidated financial statements, except for certain new pronouncements which have been adopted effective January 1, 2008 as described in Note 3, are summarized as follows.

Basis of presentation of consolidated financial statements

The consolidated financial statements of Crystallex have been prepared in accordance with accounting principles generally accepted in Canada. These policies are consistent with accounting principles generally accepted in the United States in all material respects except as outlined in Note 15.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, all of which are controlled through the ownership of a majority voting interest. All inter-company balances and transactions have been eliminated.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

2.	Significant accounting policies (continued)

Translation of foreign currencies

The U.S. Dollar is the Company’s functional and reporting currency. The currency of measurement for all of the Company’s operations including its integrated Venezuelan operations is the U.S. dollar. In each of these operations, the temporal method is used to re-measure local currency transactions and balances into U.S. dollars. Under the temporal method, monetary assets and liabilities are translated into U.S. dollars at year-end exchange rates and non-monetary assets and liabilities are translated at historical exchange rates. Revenues, expenses and cash flows are translated at average exchange rates, except for items related to non-monetary assets and liabilities, which are at historical rates. Exchange gains and losses on translation of monetary assets and liabilities are included in income.

In 2003, the Venezuelan government implemented foreign exchange controls which fixed the rate of exchange between the Venezuelan Bolivar and the U.S. dollar. Since March of 2005, the rate has been fixed at 2,150 Bolivares (Bs) to U.S. $1.00 ($). In October of 2005, the government enacted the Criminal Exchange Law which imposes sanctions on the exchange of Bs with foreign currency unless the exchange is made by officially designated methods. The exchange regulations do not apply to transactions with certain securities denominated in Bs which can be swapped for securities denominated in another currency effectively resulting in a parallel market for the Bs. Through 2006, the Company re-measured its Bs denominated transactions at the official exchange rate of Bs 2,150/$. In 2007, based on new guidance from the AICPA’s International Practices Task Force, the Company concluded that parallel market rate was the most appropriate rate to use to re-measure Bs transactions. Accordingly, in 2007 the Company used the average rate received in the parallel market of Bs 4,341/$ to re-measure Bs transactions and at December 31, 2007, and subsequently, used the parallel rate to translate Bs denominated monetary items. Effective January 1, 2008, each B was converted to 1/1000th of a Bolivar Fuerte (“BsF”) and accordingly the official exchange rate was changed to BsF 2.15/USD.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization. Amortization of plant and equipment used directly in the mining and production of gold is included in operating costs. Amortization is being provided for using the straight-line method over the following periods, not to exceed the mine’s estimated life:

Buildings	5 years
Field vehicles	5 years
Furniture and equipment	5 years
Mill and plant	20 years
Mining equipment	10 years

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

2.	Significant accounting policies (continued)

Mineral properties and deferred exploration and development expenditures

Mineral exploration costs such as topographical, geochemical and geophysical studies are capitalized and carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a impairment in value. Development costs incurred to access ore bodies identified in the current mining plan are expensed as incurred after production has commenced. Development costs necessary to extend a mine beyond those areas identified in the current mining plan and which are incurred to access additional reserves are deferred until the incremental reserves are mined. Once a mine has achieved commercial production, mineral properties and development costs, including the mineral acquisition and direct mineral exploration costs relating to the current mining plan, are depleted and amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves.

Asset retirement obligations

The Company records a liability for its long-term asset retirement obligations, equal to the fair value of the obligation for asset retirement, and records a corresponding increase to the carrying amount of the related asset which is amortized and charged to amortization expense over the life of the associated asset. The liability is increased over the period of expected cash flows with a corresponding charge to operating expenses. The fair value of the obligation for asset retirement is re-assessed annually.

Impairment of long lived assets

The Company evaluates the recoverability of the carrying amounts of all its producing properties and related plant and equipment when events or changes in circumstances indicate that their carrying values may not be recoverable. This evaluation requires the comparison of the undiscounted future net cash flows derived from these assets with the carrying value of the assets. Estimated future net cash flows, on an undiscounted basis, are calculated using estimated recoverable ounces of gold (considering current proven and probable mineral reserves and the value beyond proven and probable which includes those mineral resources expected to be converted into mineral reserves), estimated future commodity price realization (considering historical and current prices, price trends and related factors) and operating costs, future capital expenditures, project financing costs and reclamation costs. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value, which is measured using discounted cash flows.

Non-producing mineral properties are evaluated for impairment based on management’s intentions and are written down when the long-term expectation is that the net carrying amount will not be recovered.

Production inventories

Gold in doré, gold in process and stockpiled ore are stated at the lower of average production cost which includes all direct and indirect costs, including amortization of equipment and facilities, and net realizable value.

Consumables and spare parts inventory are valued at the lower of average and replacement cost.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

2.	Significant accounting policies (continued)

Income taxes

The Company uses the asset and liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of differences between the financial statement carrying amounts and the tax basis of certain assets and liabilities by applying substantively enacted statutory income tax rates applicable to future years. A valuation allowance is provided against the recorded future income tax asset when it is not more likely than not that some or all of the future income tax assets will be realized.

Revenue recognition

Revenue from mining operations are recognized upon shipment of gold, when title has passed to the customer, when persuasive evidence of an arrangement exists, and collection of the sale is reasonably assured.

Deferred financing fees and debt

Until December 31, 2006, transaction costs related to the Company’s debt financings were deferred and amortized over the term of the related financing. Effective January 1, 2007, the Company records debt net of transaction costs. Debt is subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the debt using the effective interest method.

Loss per share

Loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the year plus outstanding warrants that are unconditionally convertible into common shares. Diluted per share amounts are calculated using the treasury stock method. In 2008 and 2007, the potential effect of the outstanding stock options and warrants were anti-dilutive.

Stock-based compensation plan

The Company accounts for stock options using the fair value method, whereby compensation expense for stock options is measured at the fair value at the grant date using the Black-Scholes valuation model and is recognized over the vesting period of the options granted. The Company does not incorporate an estimated forfeiture rate for stock options that will not vest; rather the Company accounts for actual forfeitures as they occur.

Estimates and Uncertainties

The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used include those relating to the recoverability of property, plant and equipment, tax provisions and future income tax balances, costs of asset retirement obligations, and fair value of stock options and warrants.

While management believes these estimates and assumptions are reasonable, actual results could vary significantly. The carrying value of the Company’s principal asset, the Las Cristinas project, could be subject to material adjustment in the event that the Company is not successful in obtaining the Permit and financing necessary for its development.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

2.	Significant accounting policies (continued)

Comprehensive income

Comprehensive income is composed of net income and other comprehensive income (“OCI”). OCI is the change in shareholders’ equity, which results from transactions and events from sources other than the Company’s activities. These transactions and events include changes in the currency translation adjustment relating to self-sustaining foreign operations and unrealized gains and losses resulting from changes in fair value of certain financial instruments. The Company has included a Consolidated Statement of Operations and Comprehensive Operations for changes in these items commencing in the year ended December 31, 2007, while the cumulative changes in OCI are included in accumulated other comprehensive income (“AOCI”), which is presented as a separate category of shareholders’ equity in the consolidated balance sheet.

Financial instruments – recognition and measurement

Financial assets, financial liabilities and derivatives are initially recognized at fair value and their subsequent measurement depends on their classification as described below. All financial assets or liabilities, with the exception of those securities designated as “held-to-maturity” (“HTM”), financial assets designated as “available-for-sale” (“AFS”), financial assets that are loans and receivables and other financial liabilities, are measured at fair value on each balance sheet date, with changes in fair value recorded in the Consolidated Statement of Operations and Comprehensive Loss. Financial instruments classified as HTM, loans and receivables or other financial liabilities are recorded at amortized cost. Financial instruments classified as AFS are measured at fair value, with changes in fair value recorded in OCI, with the exception of AFS equity securities that do not have quoted market prices in an active market which are measured at cost.

Derivative instruments are carried at fair value, including those derivative instruments that are embedded in financial or non-financial contracts which are not closely related to the host contracts. Changes in the fair values of derivative instruments are recognized in income of the current period, with the exception of derivative instruments designated in effective cash flow hedges or hedges of foreign currency exposure in a self-sustaining foreign operation.

Comparative figures

The comparative figures have been reclassified, where necessary, to conform to the presentation adopted for 2008.

Fair value of financial instruments

The balance sheet carrying amounts for cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate fair value due to their short-term nature. The fair value of debt is disclosed in Note 6.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

3.	Changes in accounting policies and future accounting pronouncements

Changes in accounting policies – Sections 1400 and 3031

The CICA issued new accounting standards which are effective for interim and annual consolidated financial statements for the Company beginning on January 1, 2008.

Handbook Section 1400, “General Standards of Financial Statement Presentation”, was amended so as to include the criteria for determining the Company’s ability to continue as a going concern and presentation in such event. Handbook Section 3031, “Inventories”, establishes standards for the measurement of inventories, allocations of overhead accounting for write-down and disclosures.

There was no material impact to the Company’s consolidated financial statements on adoption of these new accounting standards.

Future accounting pronouncements
(i)	The CICA has issued a new accounting standard, Handbook Section 3064 “Goodwill and Intangible Assets”, which is effective for the Company’s interim and annual financial statements commencing January 1, 2009. This standard establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. Concurrent with the introduction of this standard, the CICA withdrew EIC 27, “Revenues and Expenses during the Pre-Operating Period”.

There is expected to be no impact to the Company’s consolidated financial statements on adoption of Section 3064 effective January 1, 2009.

(ii)	The CICA has issued EIC-173 “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which is effective for the Company’s interim and annual financial statements commencing January 1, 2009. In this EIC, the Committee reached a consensus that in determining the fair value of financial assets and financial liabilities an entity should take into account the credit risk of the entity and the counterparty. The Company has not yet determined the impact of the adoption of this standard on its consolidated financial statements.

(ii)	In February 2008, the Canadian Accounting Standards Board confirmed that International Financial Reporting Standards (“IFRS”) will replace current Canadian GAAP for publicly accountable companies. The official change over date is for interim and annual financial statements for fiscal years beginning on or after January 1, 2011. IFRS will be required for the Company’s interim and annual consolidated financial statements for the fiscal year beginning on January 1, 2011. The Company is currently formulating and developing an implementation plan to comply with the new standards and its future reporting requirements.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

4. Discontinued operations
On October 1, 2008, the Revemin mill and related assets located in El Callao, Venezuela reverted by contract to the State of Venezuela as a result of the expiry of the operating agreement relating to the mill. At the same time the Company ceased all mining operations at the Tomi and La Victoria mines which supplied ore to this mill. The Company is currently negotiating with the State of Venezuela the transfer of all of the Tomi and La Victoria mining concessions which did not form part of the mill contract. Until final negotiations are settled and definitive resolutions reached, the liability for the asset retirement obligations for all previous mining and processing activities at El Callao will remain a liability in the Company’s financial statements. In the event that the Company is not successful in negotiating such transfers, the Company estimates that $2,343 may be incurred to remediate the areas affected by mining activities at El Callao.

The results of operations at El Callao have been treated as discontinued operations as the Company has no intention of mining the concessions in this location. The Company has estimated asset retirement obligations based on conditions as at December 31, 2008, and any gains or losses from final settlement will be recorded in the period of determination.

Assets and liabilities on the consolidated balance sheet include the following amounts for discontinued operations at El Callao.

	2008	2007

Current assets
Accounts receivable	$28	$987
Inventories	—	2,142
Prepaid expenses and other assets	1,661	1,376

	$1,689	$4,505

Current liabilities
Accounts payable and accrued liabilities	$1,151	$1,015
Current portion of asset retirement obligations	2,343	567

	$3,494	$1,582

Long term portion of asset retirement obligations	$—	$1,864

The results of operations at El Callao shown as discontinued operations in the consolidated statements of operations and comprehensive loss for the years ended December 31 are as follows:

	2008	2007

Mining revenue	$14,421	$13,565

Expenses (income)
Operations	19,746	19,629
Accretion of asset retirement obligations	365	211
Foreign exchange loss (gain)	(2,040)	1,289
Interest	—	415

Total expenses	18,071	21,544

Loss before income taxes	(3,650)	(7,979)
Income tax	(263)	(242)

Net loss	$(3,913)	$(8,221)

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

4. Discontinued operations (continued)
The cash flows used in discontinued operations for the years ended December 31 are as follows:

	2008	2007

Operating activities	$(1,049)	$(4,916)
Financing activities	—	(2,105)

	$(1,049)	$(7,021)

Asset retirement obligations of discontinued operations as at December 31 are as follows:

	2008	2007

Asset retirement obligations, beginning of year	$2,431	$1,211
Accretion expense	365	211
Revisions in estimated cash flows	(453)	1,009

Asset retirement obligations, end of year	2,343	2,431

Less: current portion	2,343	567

	$—	$1,864

5. Property, plant and equipment

	2008
		Accumulated
		amortization	Net book
	Cost	and depletion	value

Plant and equipment	$111,800	$430	$111,370
Mineral properties	232,282	—	232,282

	$344,082	$430	$343,652

	2007
		Accumulated
		amortization	Net book
	Cost	and depletion	value

Plant and equipment	$113,267	$443	$112,824
Mineral properties	204,355	—	204,355

	$317,622	$443	$317,179

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

5. Property, plant and equipment (continued)
The aggregate costs incurred on Las Cristinas by the Company to December 31, 2008 are summarized as follows:

	Cash	Non-cash	Total

Plant and equipment	$111,370	$—	$111,370
Exploration, development and related expenses	153,592	5,732	159,324
Property payment and finders’ fees	24,978	11,192	36,170
Future income taxes	—	35,230	35,230
Stock-based compensation	—	1,558	1,558

	$289,940	$53,712	$343,652

6. Notes payable
In conjunction with a unit offering on December 23, 2004, the Company issued $100,000 principal amount senior unsecured notes (the “Notes”) with a coupon rate of 9.375%, due on December 23, 2011 for net proceeds of $75,015 after expenses and equity allocation. Interest is payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2005. The Company may redeem the Notes, in whole or in part, at any time after December 31, 2008 at a redemption price of between 100% and 102% of the principal amounts of the Notes, depending on the redemption date, plus accrued and unpaid interest and additional interest, if any, to the date of the redemption. In addition, the Company may be required to redeem the Notes for cash under certain circumstances, such as a change in control in the Company where the acquiror’s debt rating is below the debt rating of the Company before or after the change in control, or where the Company ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas Project. The Company may also redeem the Notes, in whole but not in part, for cash at its option under certain circumstances, such as a change in the applicable Canadian withholding tax legislation.

As described in Note 11, the trustee for the Noteholders has commenced an action that, if successful, could result in Crystallex having to redeem all of the outstanding Notes of each Noteholder who has so requested at a price equal to 102% of the principal amount of the notes, together with accrued and unpaid interest to the date of purchase. The Company believes this action is without merit and is vigorously defending this action. On this basis, the Notes continue to be classified as a long term obligation of the Company.

The initial carrying value of the Notes was derived from a unit structure that contained both a Note and a share component. As a result, the share component was allocated based on the fair value of the shares issued with the Unit offering, calculated at $21,450 with $78,550 being the discounted fair value of the Notes. The discounted fair value of the Notes, net of expenses, is accreted up to the face value of the Notes using the effective interest rate method over its seven year term, with the resulting charge recorded to interest expense. Interest accretion of $3,455 (2007 — $3,567) on the Notes was expensed during the year ended December 31, 2008 as a component of interest expense.
Fair value of debt

The fair value of the debt is approximately $30,000 (2007 — $82,000), calculated using a discounted cash flow methodology. The methodology uses the risk-free interest rate and the Company’s credit spread as inputs. As the Company’s credit spread is an unobservable input due to limited trading of the Company’s debt in the market, the Company has estimated its credit spread by reference to current yields to maturity for debt with similar terms and risks and also by reference to the yield to maturity implicit in the prices obtained from the limited trading of the Company’s debt.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

7. Share capital

	2008	2007

Authorized
Unlimited common shares, without par value
Unlimited Class “A” preference shares, no par value
Unlimited Class “B” preference shares, no par value
Issued
294,817,719 (2007 - 261,659,072) common shares	$561,751	$503,489
Warrants

As at December 31, 2008 common share purchase warrants were outstanding enabling the holders to acquire common shares as follows:

	Number of
	warrants
Exercise Price	(thousands)

$2.45 (CDN $3.00)	16,445	[1]
$4.25	12,250	[2]

	28,695

1.	These warrants expire on the later of: (i) August 11, 2009; and (ii) six months following the date which is 45 days following the receipt of the Permit for the Company’s Las Cristinas project.

2.	These warrants become exercisable for an eighteen month period commencing on the date which is 45 days following the receipt of the Permit for the Company’s Las Cristinas project.
A summary of common share purchase warrants outstanding as at December 31 and changes during each of the years then ended is as follows:

		2008		2007
		Weighted		Weighted
	Number of	average	Number of	average
	warrants	exercise price	warrants	exercise price
	(thousands)	($)	(thousands)	($)

Balance – beginning of year	18,186	4.25	18,688	4.01
Granted	16,445	2.45	—	—
Exercised	—	—	(502)	1.76
Expired	(5,936)	4.17	—	—

Balance – end of year	28,695	3.22	18,186	4.25

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

7. Share capital (continued)
Stock options

During fiscal 2008, the Company had an Incentive Share Option Plan (the “Plan”) that provided for the granting of options to executive officers, directors, employees and service providers of the Company. Under the Plan, the exercise price of each option cannot be less than the closing price of the Company’s common shares on the Toronto Stock Exchange, on the trading day immediately preceding the date of the grant. Stock options granted to service providers and employees, executive officers, and directors have a life of two, five and ten years, respectively. Stock options may vest immediately, or over periods ranging from one year to three years. In June 2007 the shareholders of the Company approved amendments to the Plan whereby the Board of Directors may permit an optionee to elect to receive without payment by the optionee of any additional consideration, common shares equal to the value of options surrendered. Effective June 25, 2008, the shareholders of the Company did not confirm the Plan, with the result that the Company is not permitted to grant additional stock options without shareholders’ approval.
The Company determines the fair value of the employee stock options using the Black-Scholes option pricing model. The estimated fair value of the options is expensed over their respective vesting periods. The fair value of stock options granted was determined using the following weighted average assumptions:

	2008	2007

Risk free interest rate	—	4.10%
Expected life (years)	—	3.0
Expected volatility over expected life	—	111%
Expected dividend rate	—	0%
The fair value compensation recorded for options that have vested during the year ended December 31, 2008 was $529 (2007 — $4,636) of which $496 (2007 — $3,112) was expensed and $33 (2007 – $1,525) was capitalized to mineral properties.

	2008	2007

Weighted average fair value of options granted during the year – CDN$	$—	$2.49
As at December 31, 2008 stock options were outstanding enabling the holders to acquire common shares as follows:

		Outstanding options		Exercisable options
		Weighted average	Weighted		Weighted
		remaining	average		average
Range of	Number	contractual	exercise	Number	exercise
exercise price	of options	life	price	exercisable	price
(CDN$)	(thousands)	(years)	(CDN$)	(thousands)	(CDN$)

$1.00 to $1.50	273	2.00	$1.37	273	$1.37
$1.75 to $2.60	3,776	2.69	2.23	3,723	2.23
$2.65 to $3.60	3,254	4.62	3.12	3,232	3.12
$4.00 to $4.65	3,214	4.16	4.34	2,829	4.30

	10,517	3.72	$3.14	10,057	$3.09

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

7. Share capital (continued)
A summary of the status of the Plan as at December 31 and changes during each year then ended is as follows:

		2008		2007
		Weighted		Weighted
		average		average
	Number	exercise	Number	exercise
	of options	price	of options	price
	(thousands)	(CDN$)	(thousands)	(CDN$)

Balance – beginning of year	12,527	$3.04	11,394	$2.80
Granted	—	—	2,067	3.66
Exercised	(96)	1.90	(864)	1.62
Expired	(1,451)	2.27	—	—
Forfeited	(463)	3.64	(70)	3.81

Balance — end of year	10,517	$3.14	12,527	$3.04

Financing Transactions

Fiscal 2008 Activity

On February 11, 2008, the Company completed a public offering of 32.89 million units at CDN$2.10 per unit for gross proceeds of CDN$69.1 million.

Each unit consisted of one common share of the Company and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase a further common share of the Company at an exercise price of CDN$3.00 for a period expiring on the later of: (i) August 11, 2009; and (ii) six months following the Permit date, where the Permit date is the 45th day following the receipt by the Company of the Permit. Each common share and one-half warrant were ascribed values of CDN$1.89 and CDN$0.21, respectively.

The net proceeds received by the Company, after payment of issuance costs of $4,622, was $64,144, of which $57,730 was recorded as share capital and $6,414 was recorded as contributed surplus.

Fiscal 2007 Activities

On April 24, 2007, the Company issued 14,375,000 common shares at CDN$4.25 per common share, in a bought deal with a syndicate of underwriters, for proceeds of CDN$57.1 million (US$50,701) after underwriting fees and expenses.

In January and July, 2007, under the terms of the exchangeable promissory note issued by ECM (Venco) Ltd (“ECM”), an indirect wholly-owned subsidiary, to Corporación Vengroup, S.A. (“Vengroup”), the Company issued a total of 460,900 common shares to Vengroup as settlement of the remaining $1,800 due to Vengroup.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

7. Share capital (continued)
Shareholder Rights Plan
On October 30, 2006 the shareholders of the Company voted to ratify, confirm and approve a new shareholder Rights Plan (the “Rights plan”) which was originally approved by the Board of Directors of the Company on June 22, 2006. The rights issued under the Rights plan are subject to reconfirmation at every third annual meeting of shareholders and will expire at the close of the Company’s annual meeting in 2016 (the “Expiration Time”).
Pursuant to the Rights plan, the Board of Directors declared a distribution of one right (a “Right”) for each outstanding Common Share of the Company to shareholders of record at the close of business on the Record Date and authorized the issuance of one Right for each Common Share issued after the Record Date and prior to the Separation Time (described below) and the Expiration Time. The Rights will separate from the Common Shares at the time (the “Separation Time”) which is the close of business on the eighth trading day (or such later day as determined by the Board of Directors) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the Common Shares of the Company by any person other than in accordance with the terms of the Rights plan.

In order to constitute a “Permitted Bid”, an offer must be made in compliance with the Rights plan and must be made to all shareholders (other than the offeror), must be open for at least 60 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further 10 business day period.
8. Income taxes
The Company did not record a benefit for income taxes for the years ended December 31, 2008 and 2007, due to the recurrence of operating losses and the Company’s determination that it is not more likely than not that future income tax assets will be realized.

The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian federal and provincial income tax rates to the loss before tax provision due to the following:

	2008	2007

Statutory tax rate	31.06%	35.08%

Loss from continuing operations before income tax provision	$(21,807)	$(22,230)

Expected income taxes recoverable	$(6,773)	$(7,798)
Change in valuation allowance	(7,873)	13,007
Change in substantively enacted tax rates	2,291	4,870
Change in foreign exchange rates	10,592	(13,221)
Non-deductible items	1,155	3,142
Reduction in loss carry forwards	608	—

Actual income tax provision	$—	$—

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

8. Income taxes (continued)
The tax effects of temporary differences that would give rise to significant portions of the future tax assets and future tax liabilities at December 31 are as follows:

	2008	2007

Future income tax assets:
Losses carried forward	$51,754	$59,349
Financing fees	1,306	1,390
Asset retirement obligations	797	827
Less: valuation allowance	(50,940)	(57,938)

Net future income tax asset	2,917	3,628

Future income tax liabilities
Property, plant and equipment	(19,578)	(17,871)

Net future income taxes	$(16,661)	$(14,243)

Future income tax assets are recognized to the extent that realization is considered more likely than not. Since the Company has determined that it is not more likely than not that the future income tax assets are recoverable, the net future income tax assets have been fully offset by a valuation allowance.
The components of the Company’s future income tax balance include a future income tax estimate of 34% of the carrying value of the Las Cristinas asset recorded in the parent entity for accounting purposes which may not have deductibility for income tax purposes in the Venezuela Branch in the foreseeable future. The Company recognized unrealized non-cash foreign currency translation gains of $808 during the year ended December 31, 2008 (2007 — $14,322). These translation gains result from the translation into U.S. dollars at the end of the year of the Venezuelan-denominated future income tax liabilities that are recognized in connection with these expenditures on the Las Cristinas asset. Such currency translation gains and losses have been recorded in the determination of net loss.
At December 31, 2008 the Company had the following unused tax losses available for tax purposes:

	Country
Year of Expiry	Canada	Venezuela
2009	$37,090	$149
2010	$31,439	$1
2011	$—	$4,968
2014	$14,258	$—
2015	$29,979	$—
2026	$22,864	$—
2027	$20,253	$—
2028	$22,137	$—

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

9. Supplemental disclosures with respect to cash flows

	2008	2007

Cash and cash equivalents consist of:
Cash	$1,600	$2,157
Canadian Treasury Bills with interest rate of 0.05% (2007: 2.05%)	32,920	13,908

	$34,520	$16,065

Cash paid during the years ended December 31

	2008	2007

For interest	$9,375	$9,459
For income taxes	$340	$386
Investment in property, plant and equipment for the years ended December 31

	2008	2007

Net book value of property, plant and equipment January 1	$317,179	$283,407
Net book value of property, plant and equipment December 31	343,652	317,179

Net increase in property, plant and equipment	(26,473)	(33,772)
Capitalization of stock compensation	33	1,525
Future income taxes	3,226	5,051
Amortization	(77)	(63)
Net book value of equipment sold	(4,161)	—

Net increase before working capital items	(27,452)	(27,259)
Changes in working capital related to property, plant and equipment acquisitions	(645)	366

Cash investment in property, plant and equipment	$(28,097)	$(26,893)

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

9. Supplemental disclosures with respect to cash flows (continued)
Issuance of common shares for cash for the years ended December 31

	2008	2007

Cash received from:
Public offering	$64,144	$50,701
Exercise of options	182	1,210
Exercise of warrants	—	881

	$64,326	$52,792

Significant non-cash transactions for the years ended December 31

	2008	2007

Issuance of common shares for:
Settlement of promissory note (2007 - 460,900)	$—	$1,800
Directors’ fees, 172,489 (2007 - 38,508)	$254	$148
10. Segmented information
The Company has one operating segment which is the development of mining properties with Las Cristinas as its principal asset.
Substantially all of the property, plant and equipment held by the Company are in Venezuela, except for long-lead time equipment required for the development of Las Cristinas, of which significant amounts are located temporarily in the U.S.A. and various other countries.
Property, plant and equipment include $343,652 (2007 — $317,079) and $NIL (2007 — $100) associated with Las Cristinas and Canada, respectively
11. Commitments and contingencies
Las Cristinas

Under the terms of the Las Cristinas Mine Operation Contract with the CVG, the Company has undertaken to make all investments necessary to develop and exploit the Las Cristinas deposits.

The capital cost of the project was revised to $356,000 in November 2007 (previous estimate August 2005 $293,000), of which $102,000 has been spent to date. The capital cost estimate is subject to revision due to changing construction and equipment costs.

The Company is committed to spend approximately $1,500 to complete certain social projects at Las Cristinas.

Claim by former employee

On May 23, 2006 the Company and certain directors and officers were served with a Statement of Claim by an individual alleging misrepresentation, conspiracy and breach of contract, and claiming damages of approximately CDN$1.75 million. The Company has filed its Statement of Defence and believes that there is little likelihood of any ultimate liability. However, as the outcome of this matter cannot be determined at this time, the Company has made no provision for this contingency as at December 31, 2008.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

11. Commitments and contingencies (continued)
Action by Noteholders

In December 2008, the Company was served with a Notice of Application (the “Application”) by the trustee for the holders (the “Noteholders”) of the $100,000 senior unsecured notes described in Note 6. The trustee, on behalf of certain Noteholders, is, among other things, seeking a declaration from the Court that there has been a project change of control (a “Project Change of Control”) event as defined in the First Supplemental Indenture made as of December 23, 2004 thereby requiring Crystallex to accelerate payment and purchase all of the notes of each Noteholder who has so requested at a price equal to 102% of the principal amount of the notes, together with accrued and unpaid interest to the date of purchase.

A Project Change of Control is defined as “the occurrence of any transaction as a result of which Crystallex ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas project asset.”

In the alternative, the trustee is seeking permission from the Court to commence a derivative action in the name of and on behalf of Crystallex. The proposed derivative action is one which would require the Company to bring an action against its entire Board of Directors. The essence of the proposed derivative action is that the Board of Directors pursued the Las Cristinas project for longer than it ought to have pursued it and that the directors have allegedly mismanaged certain aspects of Crystallex’s operations in Venezuela.

The Company has strong defences to this action and is vigorously defending the Application. In particular, the Company believes that the Noteholders’ allegation that there has been a Project Change of Control has no merit. At this stage in the process and as the parties are still exchanging materials, the Company cannot provide an assignment of what, if any, losses, it may suffer as a result of this proceeding.

Proposed Class Action

The Company and certain officers and directors have been named as defendants in a putative securities fraud class action commenced on December 8, 2008, in the United States District Court for the Southern District of New York. The plaintiffs in the lawsuit are described as investors who acquired the Company’s common stock during the period of July 28, 2005 and April 30, 2008, inclusive (the “Proposed Class Period”). The complaint alleges that the defendants made several statements during the Proposed Class Period about the Company’s Las Cristinas Gold Project located in Sifontes, Venezuela, and that the issuance of the required Venezuelan government permit in connection with that project was imminent and guaranteed to be issued to the Company. The complaint asserts that the defendants “did not have, during the Class Period, a reasonable expectation that the Company would receive the required permit,” and that on April 30, 2008, the Permit was, in fact, denied. The proposed class action seeks compensatory damages plus costs and fees, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder by each of the defendants and violations of Section 20(a) of the Exchange Act by the individual defendants.

On February 6, 2009, certain purported purchasers of Crystallex common stock and their respective counsel have filed motions for Appointment of Lead Plaintiff and Lead Counsel pursuant to Section 21D of the Exchange Act (the “Lead Plaintiff Motions”). Pursuant to Stipulation and Order, dated February 12, 2009, defendants’ time to respond to the complaint is adjourned until a time to be agreed upon after the resolution of the Lead Plaintiff Motions.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

11. Commitments and contingencies (continued)
Crystallex believes that the complaint is without merit and intends to vigorously defend itself against the action. However, because the action is in preliminary stages, the Company cannot provide assurances as to the outcome of the action, nor can the range of losses, if any, be estimated. Accordingly, no losses have been accrued.

Advisory services

The Company has engaged a financial advisor to assist the Company in assessing options to settle the Noteholders’ claim and if appropriate assist in negotiating, structuring and executing the selected option. The Company has agreed to grant to such advisor 3,000,000 warrants to acquire common shares of the Company at CDN$0.30 per common share with an expiry date of three years from the impending date of approval of these warrants by the TSX. In addition, the Company has agreed to pay a success fee of CDN$1 million to such advisor.

General

In the normal course of business, the Company may enter into contracts that contain commitments to pay amounts dependent upon future events. Such amounts, if any, are not determinable as yet; consequently, no amounts have been accrued in the financial statements with respect to these commitments.
12. Related party transactions
During the year, the Company entered into the following transactions with related and other parties:
a)	Paid underwriting fees of $2,279 (2007 — $2,278) to a company which retains the Chairman of the Company as an employee.

b)	Paid consulting fees of $NIL (2007 — $94) and office rent of $11 (2007 — $NIL) to a company which retains the Chairman of the Company as a director.
The amounts charged to the Company for the services provided have been determined by negotiation among the parties. These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.
13. Risk Management
Credit Risk

The Company’s credit risk is primarily attributable to cash and cash equivalents that are held in investment accounts with major Canadian chartered banks. The Company’s investment policy limits its investments to Canadian Government Treasury Bills.

The Company is exposed to the credit risk of Venezuelan banks which hold cash for the Company’s Venezuelan operations. The Company limits its exposure to this risk by maintaining minimal cash balances to fund the immediate needs of its Venezuelan subsidiaries.

The Company’s credit risk is also attributable to value added taxes receivable from the government of Venezuela.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

13.	Risk Management (continued)

Interest Rate Risk

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s cash and cash equivalents include highly liquid investments that earn interest at market rates. Fluctuations in market rates of interest do not have a significant impact on the Company’s results of operations due to the short term to maturity of the investments held.

Currency Risk

The Company has operations in Venezuela, where currently there is an exchange control regime and is exposed to foreign exchange risk from the exchange rate of the Venezuelan BsF relative to the U.S. dollar. Foreign exchange risk is mainly derived from assets and liabilities shown in Venezuelan BsF.

The Company limits its foreign exchange risk by the acquisition of short-term financial instruments and, when possible, minimizes its BsF monetary asset position.

As of December 31, 2008 and 2007 the Company had the following monetary assets and liabilities denominated in foreign currencies other than the U.S. dollar, shown at their equivalent amounts in Venezuelan BsF with its carrying value in U.S. dollars:

	2008	2008	2007	2007
	BsF(000)	US $	BsF(000)	US $

Monetary assets	17,833	3,242	23,813	4,330
Monetary liabilities	(13,142)	(2,389)	(8,437)	(1,534)

Total net monetary assets	4,691	853	15,376	2,796

At December 31, 2008, if the BsF had weakened or strengthened by 15% against the U.S. dollar, with all other variables held constant, post-tax income for the year would have been $111 lower or higher, respectively, as a result of the change in the fair value of the Company’s net monetary asset denominated in U.S. dollars.

Liquidity Risk

The Company faces liquidity risk to the extent that it will be unable to settle liabilities as they come due. In order to manage this risk, management monitors rolling forecasts of the Company’s liquidity reserve on the basis of expected cash flow. The maturities of the Company’s financial liabilities are as follows:

		1 to 3	3 Months to	1 Year to
	1 Month	Months	1 Year	5 Years

Accounts payable and accrued liabilities	$1,492	$5,772	$3,997	$—
Debt	—	—	—	100,000

Total	$1,492	$5,772	$3,997	$100,000

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

14.	Capital management

The Company’s objective when managing capital is to maintain adequate funds to safeguard its ability to continue as a going concern and to bring the Las Cristinas property into production. In order to achieve this objective, the Company invests its capital in highly liquid, highly rated financial instruments. The Company manages its capital structure and makes adjustments to it, based on the level of funds available to the Company to manage its operations. In order to meet the Company’s objectives for managing capital, new common shares, warrants, options and/or debt may be issued. There are no assurances that such sources of funding will be available on terms acceptable to the Company.

There were no changes in the Company’s approach to capital management during the year ended December 31, 2008. The Company is not subject to externally imposed capital requirements.

15.	Differences between Canadian and United States generally accepted accounting principles

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The following adjustments would be required in order to present the financial statements in accordance with U.S. GAAP.

Balance Sheets

The impact of differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheets is as follows:

	2008
	Canadian			U.S.
	GAAP	Adjustments		GAAP

Current assets	$35,837	$—		$35,837
Current assets of discontinued operations	1,689	—		1,689
Property, plant and equipment	343,652	(245,888	)(a)	97,764
Other assets	1,286	—		1,286

	$382,464	$(245,888)		$136,576

Current liabilities	$7,767	$—		$7,767
Current liabilities of discontinued operations	3,494	—		3,494
Long-term debt	86,746	—		86,746
Future income taxes	16,661	(16,661	)(b)	—
Shareholders’ equity	267,796	(229,227)		38,569

	$382,464	$(245,888)		$136,576

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

15.	Differences between Canadian and United States generally accepted accounting principles (continued)

	2007
	Canadian			U.S.
	GAAP	Adjustments		GAAP

Current assets	$16,851	$—		$16,851
Current assets of discontinued operations	4,505	—		4,505
Property, plant and equipment	317,179	(60,306	)(a)	256,873
Other assets	705	—		705

	$339,240	$(60,306)		$278,934

Current liabilities	$9,853	$—		$9,853
Current liabilities of discontinued operations	1,582	—		1,582
Asset retirement obligations of discontinued operations	1,864	—		1,864
Long-term debt	83,291	—		83,291
Future income taxes	14,243	(3,565)		10,678
Shareholders’ equity	228,407	(56,741)		171,666

	$339,240	$(60,306)		$278,934

For the purposes of reporting in accordance with U.S. GAAP, amounts referred to as contributed surplus under Canadian GAAP are referred to as additional paid in capital.

Statements of Operations

The impact of the differences between Canadian GAAP and U.S. GAAP on the net loss for the year would be as follows:

			2008	2007

Net loss for the year per Canadian GAAP			$(25,720)	$(30,451)
Capitalization of interest to mineral properties	(a	)	12,830	13,009
Writedown of mineral properties	(a	)	(198,412)	—
Writeoff of future income tax liability	(b	)	13,096	—
Adjustment to unrealized gain on translation of future income taxes	(b	)	—	(5,554)

Net loss for the year per U.S. GAAP			$(198,206)	$(22,996)

Net loss per share — basic and diluted			$(0.68)	$(0.09)

Weighted average number of shares outstanding			290,958,931	256,668,551

Loss per discontinued operations, net of tax, is the same for Canadian GAAP and U.S. GAAP.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

15.	Differences between Canadian and United States generally accepted accounting principles (continued)

Statement of Cash Flows

The impact of the above differences between Canadian GAAP and U.S. GAAP on the combined statements of cash flows would be as follows:

	2008	2007

Cash flows used in operating activities, Canadian GAAP	$(22,775)	$(29,393)
Adjustments to interest (a)	12,830	13,009
Adjustment to unrealized gain on translation of future income taxes (b)	—	(5,554)

Cash flows used in operating activities, U.S. GAAP	(9,945)	(21,938)

Cash flows provided by (used in) investing activities, Canadian GAAP	(22,058)	(26,893)
Adjustments to interest (a)	(12,830)	(13,009)
Adjustment to unrealized gain on translation of future income taxes (b)	—	5,554

Cash flows provided by (used in) investing activities, U.S. GAAP	(34,888)	(34,348)

Cash flows provided by financing activities, Canadian and U.S. GAAP	64,326	51,320

Net increase (decrease) in cash and cash equivalents during the year	19,493	(4,966)

Increase (decrease) in cash and cash equivalents from discontinued operations	(1,049)	(7,021)

Effects of exchange rate fluctuations on cash and cash equivalents	11	(521)

Cash and cash equivalents, beginning of year	16,065	28,573

Cash and cash equivalents, end of year	$34,520	$16,065

(a)	Mineral Properties and Exploration and Development Costs
Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a permanent impairment in value.

Under U.S. GAAP and practices established by the United States Securities and Exchange Commission (“SEC”) all mine project related costs incurred before a commercially mineable deposit is established are expensed as incurred. A commercially mineable deposit is defined as one with proven and probable reserves which could be legally extracted or produced based on a final feasibility study. Once a commercially mineable deposit is established all additional costs incurred to bring the mine into production are capitalized as development costs.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

15.	Differences between Canadian and United States generally accepted accounting principles (continued)
(a) Mineral Properties and Exploration and Development Costs (continued)
Under Canadian GAAP, the Company has elected to expense interest costs incurred on qualifying mineral properties in the development stage. Under U.S. GAAP, interest costs of $12,830 and $13,009 associated with the Las Cristinas mineral properties under development have been capitalized in the years ended December 31, 2008 and 2007, respectively.
As at December 31, 2008 the Company reviewed its policy of continued capitalization of mineral property expenditures as a result of the protracted delay in the receipt of the Permit to develop Las Cristinas. In fiscal 2004 the Company commenced the capitalization of mineral property expenditures upon the completion of a positive feasibility study in May 2004. At that time the Company felt that the receipt of the Permit to legally commence development of the mine was perfunctory. At December 31, 2008, the Company concluded that given the protracted delay in the receipt of the Permit to develop Las Cristinas, the strict legal criterion of having necessary permits to exploit the reserves under SEC Industry Guide 7 would not be met. Accordingly, under U.S. GAAP, the Company wrote down the Las Cristinas mineral property expenditures by $198,412 to the carrying value of its acquisition costs and cost of equipment.
(b) Future Income Taxes
Under Canadian GAAP, the Company recorded unrealized gains on translation of future income taxes of $808 and $14,322 in 2008 and 2007, respectively. Under US GAAP, the unrealized gains recorded on translation of future income taxes were $808 and $8,768 in 2008 and 2007, respectively.
At December 31, 2008, the Company wrote off future income tax liability of $16,661 as a result of the write down of mineral property expenditures as described in (a) above.
(c) Recent United States Accounting Pronouncements
(i)	Effective January 1, 2008, the Company adopted FASB Statement No. 157, “Fair Value Measurements” (“SFAS 157”). The Company also applied FSP FAS 157-2 (“SFAS 157-2”), which allows for the delay of implementation of SFAS No. 157 for certain nonfinancial assets and nonfinancial liabilities until its fiscal year beginning January 1, 2009. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and provides expanded disclosure about the extent to which companies measure their assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value; however, it does not expand the use of fair value in any new circumstances. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations. Also, the Company does not expect that the adoption of SFAS 157-2 for non-financial assets and non-financial liabilities will have a material impact on consolidated its financial position or results of operations under U.S. GAAP.

(ii)	In May 2008, FASB Statement No.162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). Under SFAS 162, the US GAAP hierarchy will now reside in the accounting literature established by the FASB. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation for the financial statements in conformity with US GAAP. The adoption of SFAS No 162 is not expected to have a material impact on the Company’s consolidated results of operations and financial position as the Company currently adheres to the hierarchy of GAAP as presented in SFAS No. 162 in preparing its reconciliation to U.S. GAAP.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

15.	Differences between Canadian and United States generally accepted accounting principles (continued)
(c) Recent United States Accounting Pronouncements (continued)
(iii)	In March 2008, the FASB issued FASB Statement No. 161, “Disclosure about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”) which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for the Company’s fiscal year beginning January 1, 2009. The adoption of SFAS No 161 is not expected to have a material impact on the Company’s consolidated results of operations and financial position.

(iv)	In December 2007, FASB Statements No. 141(R) (“SFAS 141(R)”), Business Combinations and No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements”. SFAS 141(R) and 160 provide standards with respect to improving, simplifying and converging the prevailing FASB accounting and reporting standards for business combinations and non-controlling interests in consolidated financial statements with International Accounting Standards Board (“IASB”) standards for business combinations with an acquisition date in the fiscal year beginning after December 15, 2008.

SFAS 141 (R) requires an acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 160 requires all entities to report non- controlling (minority) interests in subsidiaries in the same way — as equity in the consolidated financial statements. The Company is currently evaluating the impact of the adoption of SFAS 141(R) and SFAS 160 on its consolidated financial position and results of operations under U.S. GAAP with respect to any business combination with acquisition dates subsequent to January 1, 2009.

(v)	In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve consistency between the useful life of a recognize intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141, “Business Combinations”. FSP142-3 is effective for the Company’s fiscal year beginning January 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The Company is in the process of determining the effect, if any, the adoption of FSP 142-3 will have on the Company’s consolidated financial position, results of operations or cash flows.

Crystallex International Corporation
Notes to the Consolidated Financial Statements
December 31, 2008 and 2007
(In thousands of United States dollars except for share and per share amounts)

15.	Differences between Canadian and United States generally accepted accounting principles (continued)
(c) Recent United States Accounting Pronouncements (continued)
(vi)	In February 2007, the FASB issued FAS 159 (“SFAS 159”), “Fair Value Option for Financial Assets and Financial Liabilities,” which allows an irrevocable option, the Fair Value Option, to report selected financial assets and liabilities at fair value. Changes in fair value for these instruments are recorded in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not affect the Company’s consolidated financial position or results of operations under U.S. GAAP as it has not adopted the Fair Value Option for any of its eligible financial instruments.

(vii)	In June 2008, the FASB ratified EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-05 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-05 is effective for the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the impact EITF 07-05 may have on its consolidated financial position and results of operations.